Exhibit 4.2

Execution Version

JOINDER AGREEMENT TO REGISTRATION RIGHTS AGREEMENT

December 2, 2014

Reference is hereby made to the Registration Rights Agreement, dated as of October 29, 2014 (the “Registration Rights Agreement”), by and among TESORO LOGISTICS LP, a limited partnership organized under the laws of Delaware (the “Partnership”), TESORO LOGISTICS FINANCE CORP., a Delaware corporation (together with the Partnership, the “Issuers”), the guarantors party thereto and the Representatives on behalf of the several Initial Purchasers concerning registration rights relating to the Issuer’s 5.50% Senior Notes due 2019 (the “2019 Notes”) and 6.25% Senior Notes due 2022 (together with the 2019 Notes, the “Notes”). Unless otherwise defined herein, terms defined in the Registration Rights Agreement and used herein shall have the meanings given them in the Registration Rights Agreement.

1. Joinder. Each of the undersigned hereby acknowledges that it has received a copy of the Registration Rights Agreement and absolutely, unconditionally and irrevocably acknowledges and agrees with the Initial Purchasers that by its execution and delivery hereof it shall (i) join and become a party to the Registration Rights Agreement and be deemed to be a Guarantor under the Registration Rights Agreement; (ii) be bound by all covenants, agreements and acknowledgements applicable to such party as set forth in and in accordance with the terms of the Registration Rights Agreement; and (iii) perform all obligations and duties as required of it as a Guarantor in accordance with the Registration Rights Agreement.

2. Governing Law. THIS JOINDER AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. EACH OF THE PARTIES HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS JOINDER AGREEMENT.

3. Counterparts. This Joinder Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

4. Amendments. No amendment or waiver of any provision of this Joinder Agreement, nor any consent or approval to any departure therefrom, shall in any event be effective unless the same shall be in writing and signed by the parties hereto.

5. Headings. The headings in this Joinder Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Joinder Agreement as of the date first written above.

QEP FIELD SERVICES, LLC QEP MIDSTREAM PARTNERS GP, LLC GREEN RIVER PROCESSING, LLC QEP MIDSTREAM PARTNERS OPERATING, LLC QEPM GATHERING I, LLC RENDEZVOUS PIPELINE COMPANY, LLC

By:	/s/ Phillip M. Anderson
Name: Phillip M. Anderson Title: President

QEP MIDSTREAM PARTNERS, LP

By:	QEP Midstream Partners GP, LLC, its general partner

By:	/s/ Phillip M. Anderson
Name: Phillip M. Anderson Title: President

[Signature Page – Joinder Agreement to Registration Rights Agreement]